UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 16, 2006

Hexion Specialty Chemicals, Inc.

(Exact Name of Registrant as Specified in Its Charter)

New Jersey
(State or Other Jurisdiction of Incorporation)

1-71	13-0511250
(Commission File Number)	(I.R.S. Employer Identification No.)

180 East Broad Street, Columbus, Ohio	43215-3799
(Address of Principal Executive Offices)	(Zip Code)

614-225-4000
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure

Hexion Specialty Chemicals, Inc. today announced the intent of Hexion 2 U.S. Finance Corp. and Hexion 2 Nova Scotia Finance, ULC, its wholly owned finance subsidiaries, to offer through a private placement an aggregate of $825 million of Second-Priority Senior Secured Floating Rate Notes Due 2014 and Second-Priority Senior Secured Notes Due 2014 (collectively, the “Senior Secured Notes”), subject to market conditions.

The Senior Secured Notes will be guaranteed by Hexion and certain of its domestic subsidiaries. The Senior Secured Notes and the related guarantees will be senior obligations secured by a second-priority lien, subject to certain exceptions and permitted liens, on certain of Hexion’s and its subsidiaries’ existing and future assets. The floating rate notes and the fixed rate notes will each have eight-year maturities with interest payable in cash. The Senior Secured Notes will be offered within the United States only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, and, outside the United States, only to non-U.S. investors in reliance on Regulation S.

The Senior Secured Notes to be offered will not be and have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and unless so registered, may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This Current Report on Form 8-K shall not constitute an offer to sell or a solicitation of an offer to buy such Senior Secured Notes and is issued pursuant to Rule 135c under the Securities Act of 1933.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEXION SPECIALTY CHEMICALS, INC.

Date: October 16, 2006

By:	/s/ William H. Carter
Executive Vice President and
Chief Financial Officer